As filed with the Securities and Exchange Commission on November 1, 2013

Registration No. 333-190853

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LGI HOMES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1531 (Primary Standard Industrial Classification Code Number)	46-3088013 (I.R.S. Employer Identification Number)

1450 Lake Robbins Drive, Suite 430

The Woodlands, Texas 77380

(281) 362-8998

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Merdian

Chief Financial Officer

LGI Homes, Inc.

1450 Lake Robbins Drive, Suite 430

The Woodlands, Texas 77380

(281) 362-8998

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Warren A. Hoffman Norman R. Miller Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002	Timothy S. Taylor Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

LGI Homes, Inc. is filing this Amendment No. 4 (the “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-190853) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibit 21.1 previously filed with the Registration Statement and to amend and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$20,946
FINRA filing fee	23,288
Stock exchange listing fee	25,000
Transfer agent and registrar fees and expenses	14,000
Printing fees and expenses	436,000
Legal fees and expenses	896,000
Accounting fees and expenses	1,285,000
Miscellaneous	283,766

Total	$2,984,000

Each of the amounts set forth above, other than the Registration fee and the FINRA filing fee, is an estimate.

Item 14.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to us. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of our company by the underwriters against certain liabilities.

We have entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Item 15.    Recent Sales of Unregistered Securities.

Affiliates of ours offered and sold limited partnership interests in LGI Investment Fund II, LP and LGI Investment Fund III, LP in 2011 and 2013, respectively.

On June 28, 2013, a limited partnership beneficially owned in part by Thomas Lipar invested $2.5 million in LGI Homes Corporate, LLC, one of the entities comprising our predecessor, in exchange for a 15% membership interest in that entity. LGI Homes Corporate, LLC used the investment proceeds for land acquisitions.

In connection with the Formation Transactions described in the accompanying prospectus, we will issue currently with the offering described in the accompanying prospectus an aggregate of 10,412,449 shares of common stock (assuming an initial public offering price of $14.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) to existing entities or limited partners and members of entities that are the subject of the Formation Transactions.

The securities described above were issued or will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder on the basis that these transactions do not involve a public offering.

Item 16.    Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

1.1†	Form of Underwriting Agreement

3.1†	Certificate of Incorporation of LGI Homes, Inc.

3.2†	Bylaws of LGI Homes, Inc.

3.3†	Certificate of Formation of LGI Homes Group, LLC dated March 2, 2011.

3.4†	First Amended and Restated Company Agreement of LGI Homes Group, LLC effective as of December 31, 2011.

5.1†	Opinion of Winstead PC

10.1†	Employment Agreement between LGI Homes, Inc. and Eric Lipar

10.2†	LGI Homes, Inc. 2013 Equity Incentive Plan

10.3†	LGI Homes, Inc. Annual Bonus Plan

10.4†	Form of Stock Option Award Agreement between LGI Homes, Inc. and its executive officers

10.5†	Form of Restricted Stock Award Agreement between LGI Homes, Inc. and its executive officers

Exhibit Number	Description

10.6†	Form of Restricted Stock Unit Award Agreement between LGI Homes, Inc. and its executive officers

10.7†	Form of Stock Appreciation Right Award Agreement between LGI Homes, Inc. and its executive officers

10.8†	Form of Indemnification Agreement for officers and directors of LGI Homes, Inc., to be effective upon completion of this offering

10.9†	Form of Purchase Agreement with Golden Tree InSite Partners, LP

10.10†	Consulting Agreement between LGI Homes, Inc. and Thomas Lipar

10.11†	Texas Capital Bank, N.A. Loan Agreement with LGI Homes—Sunrise Meadow, Ltd. and LGI Holdings LLC, as amended

10.12†	Texas Capital Bank, N.A. Loan Agreement with LGI Homes Group, LLC, as amended

21.1	List of Subsidiaries of LGI Homes, Inc.

23.1†	Consent of Ernst & Young LLP

23.2†	Consent of Armanino LLP

23.3†	Consent of John Burns Real Estate Consulting, LLC

23.4†	Consent of Winstead PC (included in Exhibit 5.1)

24.1†	Power of Attorney

†	Previously filed.

(b) Financial Statement Schedules:

See our Financial Statements starting on page F-1. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the financial statements, and have therefore been omitted.

Item 17.    Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing date specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas, on the 31st day of October, 2013.

LGI HOMES, INC.

By:	/s/ Eric Lipar
Eric Lipar Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ Eric Lipar Eric Lipar	Chief Executive Officer and Chairman of the Board (principal executive officer)	October 31, 2013

/s/ Charles Merdian Charles Merdian	Chief Financial Officer (principal financial and accounting officer)	October 31, 2013

* Bryan Sansbury	Director	October 31, 2013

* Rob Vahradian	Director	October 31, 2013

* Duncan Gage	Director	October 31, 2013

* Steven Smith	Director	October 31, 2013

*	Eric Lipar hereby signs this registration statement on behalf of the indicated persons for whom he is attorney-in-fact on October 31, 2013 pursuant to a power of attorney previously filed with this registration statement.

By:	/s/ Eric Lipar
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1†	Form of Underwriting Agreement

3.1†	Certificate of Incorporation of LGI Homes, Inc.

3.2†	Bylaws of LGI Homes, Inc.

3.3†	Certificate of Formation of LGI Homes Group, LLC dated March 2, 2011.

3.4†	First Amended and Restated Company Agreement of LGI Homes Group, LLC effective as of December 31, 2011.

5.1†	Opinion of Winstead PC

10.1†	Employment Agreement between LGI Homes, Inc. and Eric Lipar

10.2†	LGI Homes, Inc. 2013 Equity Incentive Plan

10.3†	LGI Homes, Inc. Annual Bonus Plan

10.4†	Form of Stock Option Award Agreement between LGI Homes, Inc. and its executive officers

10.5†	Form of Restricted Stock Award Agreement between LGI Homes, Inc. and its executive officers

10.6†	Form of Restricted Stock Unit Award Agreement between LGI Homes, Inc. and its executive officers

10.7†	Form of Stock Appreciation Right Award Agreement between LGI Homes, Inc. and its executive officers

10.8†	Form of Indemnification Agreement for officers and directors of LGI Homes, Inc., to be effective upon completion of this offering

10.9†	Form of Purchase Agreement with Golden Tree InSite Partners, LP

10.10†	Consulting Agreement between LGI Homes, Inc. and Thomas Lipar

10.11†	Texas Capital Bank, N.A. Loan Agreement with LGI Homes – Sunrise Meadow, Ltd. and LGI Holdings LLC, as amended

10.12†	Texas Capital Bank, N.A. Loan Agreement with LGI Homes Group, LLC, as amended

21.1	List of Subsidiaries of LGI Homes, Inc.

23.1†	Consent of Ernst & Young LLP

23.2†	Consent of Armanino LLP

23.3†	Consent of John Burns Real Estate Consulting, LLC

23.4†	Consent of Winstead PC (included in Exhibit 5.1)

24.1†	Power of Attorney

†	Previously filed.